NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348

For Immediate Release
May 3, 2005

INCREASED FIRST QUARTER OPERATING RESULTS ANNOUNCED BY
COMMERCIAL NET LEASE REALTY, INC.

Orlando, Florida, May 3, 2005 — Commercial Net Lease Realty, Inc. (NYSE: NNN), a real estate investment trust, announced operating results for the quarter ended March 31, 2005. Highlights for the quarter include:

  Net earnings available to common shareholders increased to $25.0 million or $0.47 per share compared to $14.8 million or $0.29 per share for the same period last year
  Revenues increased 12 percent to $33.1 million compared to the same period last year
  Funds from operations ("FFO") available to common shareholders increased to $19.6 million or $0.37 per share compared to $18.4 million for $0.36 per share for the same period last year
  Invested $47.0 million in the Investment Portfolio, including acquiring 21 properties
  Invested $18.6 million in the Development Inventory Portfolio, including acquiring three properties
  Invested $2.0 million in the Exchange Inventory Portfolio, including acquiring six properties
  Sold four Investment properties with net proceeds of $31.8 million, resulting in a gain of $9.8 million
  Sold two Development Inventory properties with net proceeds of $5.8 million, resulting in a gain of $1.4 million
  Sold three Exchange Inventory properties with net proceeds of $9.3 million, resulting a gain of $1.1 million
  Investment Portfolio occupancy was 97.5% at March 31, 2005, compared to 96.7% at March 31, 2004

Craig Macnab, Chief Executive Officer and President, said, “Our increased first quarter revenue over the same period last year results directly from the efficient execution of streamlining our retail property sector activities. We have been able to increase our stable rental revenue stream, and our acquisitions and development teams continue building relationships that position us to quickly act on advantageous opportunities and generate repeat business.”

Commercial Net Lease Realty invests primarily in high-quality, single-tenant retail properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, CVS, OfficeMax and the United States of America. As of March 31, 2005, the Company owns 379 Investment Properties in 38 states with a gross leasable area of approximately 8.5 million square feet. These Investment Properties are leased to 155 corporations in 58 industry classifications.

Management will hold a conference call on May 3, 2005, at 11:00 a.m. EDT to review the Company’s results. The call can be accessed on the Company’s web site live at http://www.nnnreit.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site. In addition, the Company will post a summary of any earnings guidance given on the call to the Company’s web site.

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds from Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by the National Association of Real Estate Investment Trusts and is used by the Company as follows: net earnings (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, excluding gains (or including losses) on the disposition of real estate held for investment, and the Company’s share of these items from the Company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

The Company has determined that there are earnings from discontinued operations in each of its segments, real estate held for investment and real estate held for sale. All property dispositions from the Company’s held for investment segment are classified as discontinued operations. In addition, certain properties in the Company’s held for sale segment that have generated revenues before disposition are classified as discontinued operations. These held for sale properties have not historically been classified as discontinued operations. Prior period comparable condensed consolidated financial statements have been restated to include these properties in its earnings from discontinued operations. These adjustments resulted in a decrease in the Company’s reported total revenues and total and per share income from continuing operations and an increase in the Company’s income from discontinued operations.  However, the Company’s total and per share FFO and net income available to common shareholders are not affected.

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
Income Statement Summary	Quarter Ended March 31,
	2005	2004
Revenues:
Rental and earned income	$29,254	$25,892
Real estate expense reimbursement from tenants	1,657	1,705
Contingent rental income	393	329
Gain (loss) on disposition of real estate, Inventory Portfolio(Note 1)	469	(31)
Interest and other income from real estate transactions	1,308	1,715

	33,081	29,610

Operating expenses:
General and administrative	4,813	5,907
Real estate	2,824	2,916
Depreciation and amortization	4,546	4,052
Impairments	587	-

	12,770	12,875

Other expenses (revenues):
Interest and other income	(467)	(1,067)
Interest expense	7,866	7,571

	7,399	6,504

Provision for income taxes	570	943
Minority interest	15	175
Equity in earnings of unconsolidated affiliates	1,081	1,253

Earnings from continuing operations	14,578	12,602

Earnings from discontinued operations:
Real estate, Investment Portfolio	10,086	1,320
Real estate, Inventory Portfolio, net of provision for income taxes and minority interest	1,340	2,346

	11,426	3,666

Net earnings	26,004	16,268
Series A Preferred Stock dividends	(1,002)	(1,002)
Series B Convertible Preferred Stock dividends	(419)	(419)

Net earnings available to common shareholders - basic	24,583	14,847
Series B Convertible Preferred Stock dividends	419	-

Net earnings available to common shareholders - diluted	$25,002	$14,847

Weighted average common shares outstanding:
Basic	51,868	50,711

Diluted	53,539	51,052

Net earnings per share available to common shareholders:
Basic:
Continuing operations	$0.25	$0.22
Discontinued operations	$0.22	$0.07

Net earnings	$0.47	$0.29

Diluted:
Continuing operations	$0.25	$0.22
Discontinued operations	$0.22	$0.07

Net earnings	$0.47	$0.29

Commercial Net Lease Realty, Inc. (in thousands)
Earnings from Discontinued Operations - Investment Portfolio:

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company has classified its investment assets sold and leasehold interests expired subsequent to December 31, 2001, the effective date of SFAS No. 144, as discontinued operations. In addition, the Company has classified any investment asset that was held for sale at March 31, 2005, as discontinued operations. The following is a summary of earnings from discontinued operations from the real estate Investment Portfolio.
	Quarter Ended March 31,
	2005	2004
Revenues:
Rental and earned income	$1,751	$1,126
Real estate expense reimbursements from tenants	-	2
Interest and other income from real estate transactions	50	105

	1,801	1,233

Expenses:
General and administrative	-	3
Real estate	48	61
Depreciation and amortization	28	213
Impairment	1,403	-
Interest	21	62

	1,500	339

Gain on disposition of real estate(Note 1)	9,785	426

Earnings from discontinued operations	$10,086	$1,320

Earnings from Discontinued Operations - Inventory Portfolio:

The Company has classified its Inventory Properties that are currently held for sale and generating rental revenues as discontinued operations. The Company has reclassified all held for sale properties that have generated rental revenue before disposition which were sold subsequent to December 31, 2001, the effective date of SFAS No. 144, as discontinued operations. The following is a summary of earnings from discontinued operations from the real estate Inventory Portfolio.

Revenues:
Rental income	$347	$517
Real estate expense reimbursements from tenants	31	33
Gain on disposition of real estate, Inventory Portfolio(Note 1)	2,062	3,411
Interest and other income from real estate transactions	126	81

	2,566	4,042

Expenses:
General and administrative	9	2
Real estate	98	36
Depreciation and amortization	11	-
Interest	268	98

	386	136

Provision for income taxes	(820)	(1,435)
Minority interest	(20)	(125)

Earnings from discontinued operations	$1,340	$2,346

Commercial Net Lease Realty, Inc. (in thousands)
	Quarter Ended March 31,
	2005	2004
Reconciliation of net earnings to FFO and FFO available to common shareholders:
Net earnings	$26,004	$16,268
Real estate depreciation and amortization:
Continuing operations	4,190	3,601
Discontinued operations	28	213
Partnership real estate depreciation	161	159
Gain on disposition of real estate held for investment from discontinued operations	(9,785)	(426)

FFO	20,598	19,815
Series A Preferred Stock dividends	(1,002)	(1,002)
Series B Convertible Preferred Stock dividends	(419)	(419)

FFO available to common shareholders – basic	19,177	18,394
Series B Convertible Preferred dividends	419	-

FFO available to common shareholders – diluted	$19,596	$18,394

Funds from operations per share:
Basic	$0.37	$0.36

Diluted	$0.37	$0.36

Note 1:	Quarter Ended March 31,
	2005		2004
	# of Properties		# of Properties
Reconciliation of gain (loss) on disposition between continuing and discontinued operations:
Continuing operations	1	$469	2	$(31)
Discontinued operations, Investment Portfolio	4	9,785	1	426
Discontinued operations, Inventory Portfolio	4	2,062	3	3,411
Minority interest, Inventory Portfolio	-	-	-	18

	9	$12,316	6	$3,824

Reconciliation of gain on disposition of type:
Investment Portfolio	4	$9,785	1	$426
Inventory Portfolio:
Development	2	1,351	5	3,270
Exchange	3	1,127	-	-
Intercompany eliminations	-	53	-	110
Minority interest on Development gain	-	-	-	18

	9	$12,316	6	$3,824

Commercial Net Lease Realty, Inc. (in thousands)
Balance Sheet Summary	March 31, 2005	December 31, 2004
Assets:
Cash and cash equivalents	$3,149	$1,947
Receivables, net of allowance	4,877	6,636
Mortgages, notes and accrued interest receivable, net of allowance	42,122	45,564
Investments in and other receivables from unconsolidated affiliates	28,199	29,307
Real estate, Investment Portfolio:
Accounted for using the operating method, net of accumulated depreciation and amortization	1,027,096	1,006,319
Accounted for using the direct financing method	101,606	102,311
Held for sale, net of accumulated depreciation and impairment	1,650	3,078
Real estate, Inventory Portfolio, net of accumulated depreciation	66,064	58,049
Accrued rental income, net of allowance	29,020	28,619
Other assets	17,623	18,218

Total assets	$1,321,406	$1,300,048

Liabilities and stockholders' equity:
Line of credit payable	$33,000	$17,900
Mortgages payable	154,817	157,168
Notes payable	323,077	323,132
Financing lease obligation	26,041	26,041
Other liabilities	17,524	16,781
Minority interest	1,567	2,028
Stockholders' equity	765,380	756,998

Total liabilities and equity	$1,321,406	$1,300,048

Common shares outstanding	52,190	52,078

Gross leasable area, Investment Portfolio	8,465	8,542

Commercial Net Lease Realty, Inc. Investment Portfolio (Based on annual base rent of $121,922,000 as of March 31, 2005)
Top 20 Tenants
	Tenant	% of Total		Tenant	% of Total
1.	United States of America	15.1%	11.	Majestic Liquors	1.9%
2.	CVS	6.3%	12.	Jared Jewelers	1.6%
3.	Best Buy	4.8%	13.	Bed Bath & Beyond	1.4%
4.	OfficeMax	4.1%	14.	CarMax	1.3%
5.	Barnes & Noble	4.1%	15.	Food 4 Less	1.3%
6.	Eckerd	3.8%	16.	Havertys Furniture	1.3%
7.	The Sports Authority	3.0%	17.	Rite Aid	1.2%
8.	Academy	2.9%	18.	Dick's Sporting Goods	1.1%
9.	Borders Books	2.6%	19.	Reliable	1.1%
10.	United Rentals	2.0%	20.	Ashley Furniture	1.0%

Top 10 States
	State	% of Total		State	% of Total
1.	Virginia	19.4%	6.	Ohio	3.0%
2.	Texas	15.9%	7.	Missouri	3.0%
3.	Florida	14.0%	8.	New Jersey	2.8%
4.	California	5.9%	9.	Maryland	2.8%
5.	Georgia	5.6%	10.	Colorado	2.6%

Lease Expirations

	# of Properties	% of Total		# of Properties	% of Total
2005	7	0.4%	2011	14	2.9%
2006	6	1.4%	2012	19	4.6%
2007	16	1.9%	2013	27	6.6%
2008	21	2.5%	2014	37	23.7%
2009	19	2.6%	2015	19	5.4%
2010	16	4.0%	Thereafter	168	44.0%